Exhibit 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratio)

	Three months ended June 30,				Six months ended June 30,
	2015		2014		2015		2014
Income (loss) before income taxes (1)	$69,552		$100,266		$193,883		$203,577
Add fixed charges:
Interest expense	22,348		22,291		44,982		44,696
Amortization of discount on convertible notes (2)	4,396		6,214		8,722		12,345
Amortization of debt issuance expense	690		837		1,379		1,678
Interest expense-special items (2)	—		647		—		647
Interest portion of rent expense	3,924		3,844		7,648		7,593
Adjusted income (loss)	$100,910		$134,099		$256,614		$270,536
Fixed charges:
Interest expense	$22,348		$22,291		$44,982		$44,696
Amortization of discount on convertible notes (2)	4,396		6,214		8,722		12,345
Amortization of debt issuance expense	690		837		1,379		1,678
Interest expense-special items (2)	—		647		—		647
Interest portion of rent expense	3,924		3,844		7,648		7,593
Fixed charges	$31,358		$33,833		$62,731		$66,959
Ratio of earnings to fixed charges	3.2	x	4.0	x	4.1	x	4.0	x

(1)
Certain of the Company’s debt agreements and indentures provide for the exclusion of various special charges from applicable financial covenant coverage calculations.  The following listing of charges, which are included in the Company’s income from continuing operations before income taxes, includes certain of these excludable charges (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Settlement, litigation and other related charges (a)	$57,702	$7,547	$67,522	$14,599
Other charges (b)	11,405	11,284	12,454	21,560
Total - non-interest expense special items	$69,107	$18,831	$79,976	$36,159
(a) See further discussion at the "Commitment and Contingencies" note of the Notes to the Consolidated Financial Statements.
(b) See further discussion at the "Other Charges" caption of the "Significant Accounting Policies" note of the Notes to the Consolidated Financial Statements.

(2)	See the “Debt” note of the Notes to Consolidated Financial Statements.